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Green Mountain Coffee, Inc. Expects Lower Q4 and Fiscal 2002
Sales and Earnings Than Previously Anticipated

- Simultaneously Announces Stock Repurchase Plans --

WATERBURY, VT - October 24, 2002 - GREEN MOUNTAIN COFFEE, INC. (NASDAQ: GMCR) today announced that, based on preliminary financial data, it expects its fourth quarter and fiscal 2002 sales and earnings results to be lower than it previously anticipated. The Company now expects to report net sales of approximately $21.7 million, an increase of approximately 5.8 percent over the comparable 2001 fiscal period and coffee pounds shipped of nearly 3.0 million, an increase of approximately 7.3 percent over the comparable 2001 fiscal period. For the 52 weeks ended September 28, 2002, the Company expects to report net sales of approximately $100.0 million, an increase of approximately 4.7 percent over the comparable 2001 fiscal period and coffee pounds shipped of approximately 13.5 million, an increase of approximately 8.8 percent over the comparable 2001 fiscal period.

Management expects earnings per share from continuing operations to be near or in the range of $0.13 to $0.14 for the twelve weeks ended September 28, 2002, net of the impact of a non-cash loss of approximately $0.03 related to the Company's equity investment in Keurig, Incorporated, compared to $0.19 for the twelve weeks ended September 29, 2001. Full-year earnings per share from continuing operations is expected to be near or in the range of $0.82 to $0.83, net of approximately $0.03 related to Keurig, compared to $0.80 for fiscal 2001. Green Mountain Coffee expects to report its definitive fourth quarter and year-end 2002 results in full on Thursday, November 21, 2002.

Robert P. Stiller, Chairman, President and Chief Executive Officer of Green Mountain Coffee said, "While sales in all of our major channels were up for the quarter, overall sales were just below the lower end of our expectations. Lower sales combined with higher than expected expenses related to customer rollouts with Fred Meyer Stores, Sodexho and Wild Oats Markets and, to some extent, higher coffee prices, account for the majority of the earnings shortfall. Given the world coffee crisis, we will continue to pay premium prices for our green coffee to protect and ensure the high quality of the coffee we sell."

The Company reconfirmed that it expects full-year fiscal 2003 sales and earnings to grow in the 10 to 15 percent range, although it did caution that until the impact of certain of its current growth initiatives were known, sales and earnings may come in at the lower end of the range. The earnings per share growth expectations are prior to an anticipated $0.07 to $0.10 non-cash loss to be recognized by the Company in connection with its equity investment in  Keurig, Incorporated, the maker of the Keurig Single-Cup Brewer.

The Company also announced plans to repurchase up to $3,000,000 of its outstanding shares of common stock over approximately the next three months using funds available through its line of credit.

"We believe that at current market prices, our common stock is an excellent investment for the Company for the benefit of the stockholders," said Stiller. He added that the actual number of shares repurchased and the amount of money utilized in the repurchase program would depend on market conditions and other factors that management would monitor. The Company, which presently has approximately 6,800,000 common shares outstanding, will make these repurchases from time to time in the open market. The Company's present intention is to hold the shares in treasury or retire them.

No recommendation is made by the Company or its management as to the advisability of the purchase or sale of shares of its stock.

Green Mountain Coffee, Inc. (NASDAQ: GMCR) is a leader in the specialty coffee industry and has been recognized by Forbes Magazine for the past three years as one of the "200 Best Small Companies in America." The Company roasts high-quality arabica coffees and offers over 75 coffee selections including single-origin, estate, certified organic, Fair Trade, signature blends, and flavored coffees that it sells under the Green Mountain Coffee Roasters® brand.

The majority of Green Mountain Coffee's revenue is derived from its wholesale operation that serves supermarkets, convenience stores, offices, and other locations where fine coffees are sold. Green Mountain Coffee also operates a direct mail business and an e-commerce website (http://www.GreenMountainCoffee.com) from its Waterbury, Vermont headquarters. Green Mountain Coffee seeks to make the world a better place for present and future generations by operating in an environmentally and socially conscientious manner. The Company contributes at least five percent of its pre-tax profit annually to support socially responsible initiatives, many of which it has supported for over 10 years.

Certain statements contained herein are not based on historical fact and are "forward-looking statements" within the meaning of the applicable securities laws and regulations. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the results of its annual audit by its independent accountants, fluctuations in availability and cost of high-quality green coffee precipitated by the current world oversupply and resulting historically low commodity prices, competition, organizational changes, the impact of a weaker economy, business conditions in the coffee industry and food industry in general, funding availability, the impact of the loss of one or more major customers, delays in the timing of adding new locations with existing customers, Green Mountain Coffee's level of success in continuing to attract new customers, Keurig Incorporated's success in entering the home brewer market, variances from budgeted sales mix and growth rate, weather and special or unusual events, as well as other risks as described more fully in the Company's filings with the Securities and Exchange Commission.